                                                                  Exhibit 12(a)

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)



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

                                       NINE MONTHS
                                    ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                  ---------------------      ----------------------------------------------------------
                                    1997        1996         1996         1995          1994         1993         1992
                                    ----        ----         ----         ----          ----         ----         ----

Earnings:

  Net income                      $17,650      $ 7,491      $10,501      $28,990      $ 4,215      $ 2,452      $   933
  Mortgage and loan interest       12,264       14,865       18,701       23,708       25,872       11,471       11,530
  Amortization of debt expense        440          146          197          320          212          322          313
  Extraordinary items                   0            0        1,386            0            0            0            0
  Income taxes                        189          451          815           66          227            0            0
                                  -------      -------      -------      -------      -------      -------      -------
     Total earnings               $30,543      $22,953      $31,600      $53,084      $30,526      $14,245      $12,776
                                  =======      =======      =======      =======      =======      =======      =======

Fixed charges:

  Mortgage and loan interest      $12,264      $14,865      $18,701      $23,708      $25,872      $11,471      $11,530
  Amortization of debt expense        440          146          197          320          212          322          313
  Interest capitalized                562            8           57            0            0            0            0
                                  -------      -------      -------      -------      -------      -------      -------

     Total fixed charges          $13,266      $15,019      $18,955      $24,028      $26,084      $11,793      $11,843
                                  =======      =======      =======      =======      =======      =======      =======

Ratio of earnings to fixed
  charges                           2.30X        1.53X        1.67X        2.21X        1.17X        1.21X        1.08X
                                  =======      =======      =======      =======      =======      =======      =======

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